Exhibit 10.4

SonicWALL

DEFERRED COMPENSATION PLAN

(i)

(ii)

SonicWALL

DEFERRED COMPENSATION PLAN

WHEREAS, the Company has set forth its desire to establish this Deferred Compensation Plan for a select group of management or highly compensated employees;

NOW, THEREFORE, as of the effective date set forth herein, this Plan is hereby adopted to read as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

(b) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of Company or, in the case of a delegation from the Board, the Compensation Committee of the board of Directors of the Company.

(e) “Bonuses” shall mean the bonuses earned as of the last day of the Plan Year, provided a Participant is in the employ of the Company on the last day of the Plan Year.

(f) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(g) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(h) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(i) the sale or disposition by the Company of all or substantially all the Company’s assets.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(l) “Company” shall mean SonicWALL.

(m) “Compensation” shall be (i) for employee Participants, base salary, bonus, commissions, and (ii) for non-employee Director Participants, Directors’ meeting fees and retainers.

(n) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) earnings and losses pursuant to Section 4.1.

(o) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account.

(p) “Early Distribution” shall mean an election by Participant in accordance with Section 6.2 to receive a withdrawal of amounts from his or her Deferral Account prior to the time at which such Participant would otherwise be entitled to such amounts.

(q) “Effective Date” shall be, for Employee Participants, June 21, 2004, and for non-employee Director Participants, July 1, 2004.

(r) “Eligible Service Provider” shall be (i) a group identified by the Committee as highly compensated employees, and (ii) non-employee Directors.

(s) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(t) “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(u) “Initial Election Period” shall mean the 30-day period prior to the Effective Date, or the 30-day period following the time the Company designates an employee as an Eligible Service Provider.

(v) “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

(w) “Participant” shall mean any Eligible Service Provider who becomes a Participant in this Plan in accordance with Article II and maintains an account balance.

(x) “Payment Date” shall mean (i) in the case of a Participant who has elected a Scheduled Withdrawal Date, a payment commencing on or about February 1 of the year(s)

elected; or (ii) for any other Participant, on or about the month following the Participant’s termination of employment, Retirement or the date upon which the Participant qualifies for long-term disability under the Company’s long-term disability plan. The amount distributed will be based on the valuation of the Account as determined on the last business day of the prior month.

(y) “Plan” shall be SonicWALL Deferred Compensation Plan.

(z) “Plan Year” shall be January 1 to December 31; provided, however that the first Plan Year shall be a short plan year from the Effective Date to December 31, 2004.

(aa) “Retire” means the Participant’s (i) termination of service with the Company at age 55 or later following at least five years of service, or (ii) termination of service with the Company following at least fifteen years of service.

(bb) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(cc) “Trust” shall mean the Company Deferred Compensation Plan Trust.

(dd) “Trustee” shall mean the trustee of the Trust.

ARTICLE II

PARTICIPATION

An Eligible Service Provider shall become a Participant in the Plan by completing such requirements as are designated by the Company, including but not limited to:

(a) Electing to defer a portion of his or her Compensation in accordance with Section 3.1,

(b) Completing an investment election form as set forth in Section 3.2, and

(c) Filing a life insurance application form, if applicable.

An Eligible Service Provider who completes the requirements of the preceding sentence shall commence participation in this Plan as of the date on which Compensation is deferred. Notwithstanding any provision to the contrary, if it is determined or reasonably believed, based on a judicial or administrative determination or an opinion of Company’s legal counsel that a Plan Participant is not a highly compensated employee or member of a select group of management, such individual shall cease to be a Participant and his Distributable Amount shall be paid to him in a lump sum as soon as practicable after the determination is made that he is not a highly compensated employee or member of a select group of management.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Initial Election Period. Subject to the provisions of Article II, each Eligible Service Provider may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

(b) General Rule. The amount of Compensation which an Eligible Service Provider may elect to defer is such Compensation earned on or after the time at which the Eligible Service Provider elects to defer in accordance with Sections 1.1(q) and 3.1(a) and shall be a percentage which shall not exceed eighty (80) percent of the Eligible Service Provider’s base salary, plus up to 100% of bonus compensation and 100% of commissions. Employee Participant deferrals shall be reduced by the amount(s), if any, which may be necessary:

(1) To satisfy all applicable income and employment tax withholding and FICA contributions;

(2) To pay all contributions elected by the employee Participant pursuant to the Company’s employee stock purchase plan, and other fringe benefit programs; and

(3) To satisfy all garnishments or other amounts required to be withheld by applicable law or court order.

(c) Any deferral elections made under the Company’s 401(k) Plan shall be determined based on the employee Participant’s compensation after reduction for the Deferral Amounts made pursuant to the Plan. Members of the Board of Directors may defer up to 100% of their Compensation.

(d) Duration of Compensation Deferral Election. An Eligible Service Provider’s initial election to defer Compensation must be prior to the Effective Date and is to be effective with respect to Compensation earned beginning (i) for employee Participants with the next payroll period commencing after such deferral election is processed, and (ii) for non-employee Director Participants, commencing with the Company’s next fiscal year quarter. A Participant may increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year by filing a new election not less than 15 days prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year. In the case of an employee who becomes an Eligible Service Provider after the Effective Date, such Eligible Service Provider shall have 30 days from the date he or she has become an Eligible Service Provider to make an Initial Election with respect to Compensation. Such election shall be for the remainder of the Plan Year, in the event the Plan Year has commenced.

(e) Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 3.1(b) above, any Eligible Service Provider who has terminated a prior Compensation deferral election may elect to again defer Compensation, by filing an election, on a form provided by the Committee, to defer Compensation as described in Sections 3.1(b) and 3.1(c) above. An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(c).

3.2 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee. On a form provided by the Committee, a participant may change each of the investment allocations daily while employed or after termination. Changes made will be effective the first business day following receipt of the change. If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment fund.

(b) The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds. The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1 Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Deferral Account shall be credited as follows:

(a) On the third business day after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b) Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b).

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2 Trust Funding.

The Company has created a Trust with First American Trust. The Company shall cause the Trust to be funded each year. The Company shall contribute to the Trust an amount equal to the amount deferred by each Participant.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as defined in Section 3.1 of the Trust.

The assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant shall be 100% vested in his or her Deferral Account.

ARTICLE VI

DISTRIBUTIONS

6.1 Distribution of Deferred Compensation and Discretionary Company Contributions.

(a) Retirement or Long Term Disability (LTD). In the case of a Participant who Retires or qualifies for long-term disability under the Company’s long-term disability plan and has an Account balance of more than $50,000, the Distributable Amount shall be paid to the Participant in substantially equal annual installments over ten (10) years commencing on the Participant’s Payment Date. An optional form of benefit may be elected by the Participant, on the form provided by Company, during his or her Initial Election Period from among the following:

(1) Substantially equal annual installments over two (2) to fifteen (15) years beginning on the Participant’s Payment Date, or

(2) A lump sum distribution on the Participant’s Payment Date.

(3) A Participant may modify the form of benefit that he or she has previously elected, provided such modification occurs at least one (1) year before the Participant terminates employment with Company.

In the case of a Participant who Retires or qualifies for long-term disability under the Company’s long-term disability plan and has an Account balance of less than $50,000, the Distributable Amount shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(b) Termination. In the case of a Participant who terminates employment with the Company for reasons other than Retirement or becoming qualified to receive payments under the Company’s long-term disability plan, the Distributable Amount shall be paid to the Participant in a lump sum beginning on the Participant’s Payment Date. An optional form of benefit may be elected by the Participant during his or her Initial Election Period as follows:

(1) substantially equal annual installments over five (5) years beginning on the Participant’s Payment Date, if their account balance is $50,000 or greater.

A Participant may modify the form of benefit that he or she has previously elected, provided such modification occurs at least one (1) year before the Participant terminates employment with Company.

In the case of a Participant who terminates with the Company and has an Account balance of less than $50,000, the Distributable Amount shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date.

The Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(c) Distribution With Scheduled Withdrawal Date. In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, as has been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 4.1(c) of the Plan.

(d) In the case of a Participant with an Account balance of at least $25,000, the Distributable Amount shall be paid to the Participant from among the following:

(1) A lump sum distribution beginning on the Participant’s Payment Date.

(2) Annual installments over two (2) to five (5) years beginning on the Participant’s Payment Date.

(e) A Participant’s Scheduled Withdrawal Date with respect to deferrals of Compensation, deferred in a given Plan Year can be no earlier than two years from the last day of the Plan Year for which the deferrals of Compensation, are made. A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the Scheduled Withdrawal Date. The Participant shall have the right to twice modify any Scheduled Withdrawal Date. In the event a Participant terminates employment with Company prior to a Scheduled Withdrawal Date, other than by reason of death, the portion of the Participant’s Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed as elected for Retirement, qualifying for payments under the Company’s long-term disability plan or termination.

(f) Distribution for Termination of Employment due to Death. In the case of a Participant who dies while employed by the Company, the Participant’s Beneficiary will receive the total undistributed account balance in a lump sum.

6.2 Early Non-Scheduled Distributions.

A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:

(a) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b) The amount of the Early Distribution shall equal up to 90% of his or her Account balance.

(c) The amount of the Early Distribution shall be a minimum of $10,000 or 90% of the entire account balance, whichever is the lesser.

(d) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

(e) If a Participant requests an Early Distribution of his or her entire vested Account, the remaining balance of his or her Account (10% of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his or her entire vested Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant’s Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.

(f) If a Participant receives an Early Distribution of either all or a part of his or her Account, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year. All distributions shall be made on a pro rata basis from among a Participant’s Accounts.

6.3 Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts in accordance with Section 1.1(p) of the Plan prior to the Payment Date, subject to the following restrictions:

(a) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b) The Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.1(t) of the Plan.

(c) The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d) If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year.

6.4 Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII

ADMINISTRATION

7.1 Committee.

A committee shall be appointed by, and serve at the pleasure of, the Compensation Committee of the Board. The number of members comprising the Committee shall be determined by the Compensation Committee of the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee of the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Compensation Committee of the Board. Following a Change of Control, however, the Board’s authority regarding the Committee shall automatically be transferred to the Committee, so that thereafter, only the Committee may take any actions affecting the Committee, including determining the number of members of the Committee, removing Committee members and appointing new members.

7.2 Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the Funds in accordance with Section 3.2(b) hereof;

(2) To construe and interpret the terms and provisions of this Plan;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(8) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.

7.4 Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5 Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) Expenses and fees associated with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7 Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis.

7.8 Disputes.

(a) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the General Counsel of the Company at its then principal place of business.

(b) Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c) Request For Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.

(d) Review of Decision.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

7.9 Arbitration. Any dispute or claim relating to or arising out of this Plan shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

8.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation; provided, however, that a Deferral Account hereunder may be transferred to a Participant’s former spouse pursuant to a court order that would qualify as a qualified domestic relations order under ERISA Section 206(d)(3)(B)(i) if this Plan was subject to that section of ERISA. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3 Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4 Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

8.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California, except where pre-empted by federal law.

8.6 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8 Limitation of Rights and Employment Relationship

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.9 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.10 Entire Agreement.

This Plan and any applicable deferral election forms constitute the entire understanding and agreement with respect to the Plan, and there are no agreements, understandings, restrictions, representations or warranties among Participants and the Company other than those as set forth or provided for therein.